Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million
or $1.20 Per Share
Adjusted earnings of $710 million or $1.31 per share

Highlights

Fourth Quarter

•	Generated $1.5 billion in cash from operations

•	Refining achieved 94 percent utilization and record 85 percent clean product yield

•	Sweeny Fractionator One and Clemens Caverns commenced operations

Full-Year 2015

•	Earnings of $4.2 billion; operating cash flow of $5.7 billion

•	Refining generated $2.6 billion of earnings

•	Chemicals delivered $962 million in earnings amid declining commodity prices

•	Received $1.5 billion from Phillips 66 Partners debt and equity offerings

•	Capital spending of $4.3 billion, excluding $1.5 billion DCP Midstream contribution

•	Midstream growth capital of $2.8 billion

•	Increased quarterly dividend 12 percent to $0.56 per common share

•	Returned $2.7 billion of capital to shareholders through dividends and share repurchases

HOUSTON, Jan. 29, 2016 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces fourth-quarter earnings of $650 million, compared with earnings of $1,578 million in the third quarter of 2015. Adjusted earnings, excluding special items of $60 million, were $710 million.

“We operated well in the quarter, as refining capacity utilization remained high and clean product yield increased," said Greg Garland, Chairman and CEO. "We also reached a significant milestone with the Sweeny Fractionator One and Clemens Caverns coming online. Solid execution in the fourth quarter generated $1.5 billion of cash from operations, and we returned over $700 million to shareholders through dividends and share repurchases."

"Our financial performance in 2015 demonstrates the resiliency of our diversified portfolio in a low commodity price environment. We create value by focusing on operating excellence, enhancing Refining returns, and delivering on our Midstream and Chemicals growth programs. Our balance sheet is strong, and we maintain a disciplined approach to capital allocation. We remain firmly focused on these core priorities in 2016."

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

Midstream

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q4	Q3	Q4	Q3
Transportation	$81	77	78	77
NGL	1	26	(2)	32
DCP Midstream	(159)	(2)	(34)	(18)
Midstream	$(77)	101	42	91

Phillips 66's Midstream fourth-quarter adjusted earnings were $42 million, a decrease of $49 million from the third quarter.

Phillips 66’s Transportation business generated adjusted earnings of $78 million during the fourth quarter, consistent with the third quarter.

NGL adjusted losses were $2 million for the fourth quarter. The $34 million decrease from the prior quarter was largely driven by the timing of adjustments related to the tax extenders bill, signed in December, as well as additional costs associated with the Sweeny Hub.

Phillips 66 Partners (PSXP) contributed $37 million to the Midstream segment's fourth-quarter earnings. PSXP's limited partner distribution increased to $0.458 per unit, a 7 percent increase from the third quarter. Distributions to Phillips 66 from PSXP increased 14 percent in the fourth quarter, compared with the prior quarter, reflecting the impact of incentive distribution rights.

For the fourth quarter of 2015, the company’s equity investment in DCP Midstream, LLC (DCP Midstream) had an adjusted loss of $34 million, compared with an $18 million adjusted loss in the prior quarter. DCP Midstream's lower results were primarily due to lower natural gas and natural gas liquids marketing margins, as well as the impact of lower commodity prices.

During the fourth quarter, DCP Midstream recognized asset impairments primarily as a result of the continuing low commodity price environment. The impairments negatively impacted earnings from Phillips 66’s equity investment in DCP Midstream by $104 million after-tax, and were excluded from adjusted earnings.

Chemicals

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q4	Q3	Q4	Q3
Olefins and Polyolefins (O&P)	$181	261	181	261
Specialties, Aromatics and Styrenics (SA&S)	5	(3)	9	17
Other	26	(6)	(8)	(6)
Chemicals	$212	252	182	272

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Fourth-quarter Chemicals adjusted earnings were $182 million, compared with adjusted earnings of $272 million in the third quarter.

During the fourth quarter, CPChem's Olefins and Polyolefins business contributed $181 million to Phillips 66's Chemicals earnings. This was a decrease of $80 million compared with the prior quarter largely due to reduced margins, as well as decreased equity earnings. Turnaround and maintenance activity in the fourth quarter increased operating costs and decreased global utilization for O&P to 92 percent compared with 94 percent in the third quarter.

CPChem's Specialties, Aromatics and Styrenics business contributed $9 million of adjusted earnings in the fourth quarter, a decrease of $8 million from the prior quarter primarily due to lower earnings at CPChem's SA&S equity affiliates as a result of planned turnarounds and lower margins.

Chemicals earnings for the fourth quarter were positively impacted by a $34 million tax adjustment. This item was excluded from adjusted earnings.

Refining

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q4	Q3	Q4	Q3
Refining	$410	1,003	376	1,052

Refining adjusted earnings were $376 million in the fourth quarter, compared with $1,052 million in the third quarter.

The decrease in earnings was largely driven by lower realized margins due to a 35 percent decline in global market cracks compared to the third quarter. Fourth-quarter gasoline market cracks dropped to $12.72 per barrel, compared with $21.44 per barrel during the third quarter, while distillate cracks declined from $15.67 per barrel to $12.86 per barrel for the same period.

Market capture increased to 74 percent, compared with 72 percent in the prior quarter. Phillips 66's refining utilization and worldwide clean product yield were 94 percent and 85 percent, respectively, in the fourth quarter. Turnaround costs for the fourth quarter were $130 million pre-tax, primarily relating to the Western/Pacific Region.

Refining's earnings in the fourth quarter were impacted by certain tax impacts, including a $91 million benefit resulting from a change in German tax law. Additionally, the WRB joint venture recognized a lower-of-cost-or-market inventory adjustment resulting from declining commodity prices, which negatively impacted earnings from Phillips 66’s equity investment in WRB Refining LP by $33 million after-tax. These items were excluded from adjusted earnings.

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

Marketing and Specialties

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q4	Q3	Q4	Q3
Marketing and Other	$199	285	198	291
Specialties	32	53	29	53
Marketing and Specialties	$231	338	227	344

Marketing and Specialties (M&S) fourth-quarter adjusted earnings were $227 million, compared with $344 million in the third quarter.

Adjusted earnings for Marketing and Other were $198 million, a decrease of $93 million from the prior quarter. The decrease in earnings was largely due to lower realized margins driven by less favorable market conditions relative to the third quarter. Refined product exports in the fourth quarter were 127,000 barrels per day (BPD), compared with 118,000 BPD in the prior quarter.

Phillips 66’s Specialties businesses generated adjusted earnings of $29 million during the fourth quarter. The $24 million decrease from the prior quarter was mainly due to reduced base oil margins, as well as lower finished lubricants margins and volumes.

Corporate and Other

	Millions of Dollars
	2015
	Earnings		Adjusted Earnings
	Q4	Q3	Q4	Q3
Corporate and Other	$(126)	(116)	(117)	(112)

Corporate and Other adjusted costs were $117 million after-tax in the fourth quarter, an increase of $5 million compared with the prior quarter.

Financial Position, Liquidity and Return of Capital

During the fourth quarter, Phillips 66 generated $1.5 billion of cash from operations. Operating cash flow excluding working capital changes was $1.8 billion. Capital expenditures and investments totaled $2.5 billion, supporting execution of the company's Midstream growth strategy, as well as the DCP Midstream recapitalization. The recapitalization, which included the company's $1.5 billion contribution to DCP Midstream, provides DCP Midstream with a stronger balance sheet and increased financial flexibility through the commodity cycle.

Phillips 66 returned $704 million to shareholders during the quarter, consisting of $298 million in dividends and the repurchase of 4.7 million shares of common stock for $406 million. For the year, the company repurchased 19.3 million shares of common stock for $1.5 billion, paid $1.2 billion in dividends, and increased the quarterly dividend by 12 percent. Since July 2012, the company has repurchased 92.5 million shares for $6.4 billion. Phillips 66 ended the quarter with 529 million shares outstanding.

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

	Q4 2015
	Adjusted Phillips 66	Phillips 66 Partners	Phillips 66 Consolidated
Total Debt, $MM	7,796	1,091	8,887
Total Equity, $MM	23,129	809	23,938
Debt-to-capital ratio	25%		27%

Total Cash, $MM	3,026	48	3,074
Net-debt-to-capital ratio	17%		20%

As of Dec. 31, 2015, cash and cash equivalents were $3.1 billion and debt was $8.9 billion, including $1.1 billion at Phillips 66 Partners. The company's consolidated debt-to-capital ratio was 27 percent. Excluding Phillips 66 Partners, the debt-to-capital ratio was 25 percent. Additionally, Phillips 66 reported a 2015 return on capital employed (ROCE) of 14 percent.

Strategic Update

The company continues to execute on its plan to grow the Midstream and Chemicals businesses, while maintaining commitments to shareholder distributions, financial flexibility and a strong balance sheet. Midstream growth is fueled in part by robust operating cash flows generated by the company’s Refining and M&S operations. In addition, PSXP provides a cost-efficient vehicle to fund that growth and invest in fee-based infrastructure, as demonstrated by the $1.5 billion raised by PSXP in debt and equity offerings in the first quarter of 2015.

The company continued development of the Sweeny Hub with the 100,000 BPD Sweeny Fractionator One and Clemens Caverns projects, which came online in the fourth quarter. Construction of the 150,000 BPD Freeport LPG Export Terminal is on schedule and on budget with startup expected in the second half of 2016.

The company is participating in joint ventures to develop the approximately 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP) system. Phillips 66 has a 25 percent interest in these joint ventures with Energy Transfer Partners and Sunoco Logistics Partners. Commercial operations are expected to begin in the fourth quarter of 2016.

In the fourth quarter of 2015, Phillips 66 Partners acquired Phillips 66's interest in the Bayou Bridge Pipeline joint venture. The joint venture was created to develop a pipeline from the Phillips 66 and Sunoco Logistics terminals in Nederland, Texas, to St. James, Louisiana. Construction is underway on the first segment of the pipeline, which will deliver crude oil from Nederland, to Lake Charles, Louisiana. Commercial operations on this segment are expected to begin by the end of first-quarter 2016.

In Chemicals, overall progress on CPChem's world-scale U.S. Gulf Coast Petrochemicals Project is now approaching 70 percent completion, with startup expected in mid-2017. This project consists of an ethane cracker and related polyethylene facilities that will increase CPChem's U.S. ethylene and polyethylene capacity by more than 40 percent.

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2015		2014
	Q4	YTD	Q4	YTD
Midstream	$(77)	13	96	507
Chemicals	212	962	267	1,137
Refining	410	2,555	517	1,771
Marketing and Specialties	231	1,187	367	1,034
Corporate and Other	(126)	(490)	(100)	(393)
Discontinued Operations	—	—	—	706
Phillips 66	$650	4,227	1,147	4,762

Adjusted Earnings
	Millions of Dollars
	2015		2014
	Q4	YTD	Q4	YTD
Midstream	$42	248	97	508
Chemicals	182	952	270	1,209
Refining	376	2,527	322	1,576
Marketing and Specialties	227	947	324	882
Corporate and Other	(117)	(481)	(100)	(393)
Phillips 66	$710	4,193	913	3,782

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $49 billion of assets as of Dec. 31, 2015. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
C.W. Mallon (investors)
832-765-2297
c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, petroleum products and natural gas prices, and refining, marketing and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, operating cash flow excluding working capital, adjusted debt-to-capital, and adjusted ROCE. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

	Millions of Dollars
	Except as Indicated
	2015			2014
	Q4	Q3	Year	Q4	Year
Reconciliation of Earnings to Adjusted Earnings

Consolidated
Earnings	$650	1,578	4,227	1,147	4,762
Adjustments:
Asset dispositions	—	(18)	(265)	(385)	(494)
Impairments	—	—	—	131	131
Impairments by equity affiliates	108	22	256	—	69
Pending claims and settlements	—	19	(23)	(10)	(10)
Lower-of-cost-or-market inventory adjustments	33	—	33	30	30
Pension settlement expenses	3	46	49	—	—
Certain tax impacts	(84)	—	(84)	—	—
Discontinued operations	—	—	—	—	(706)
Adjusted earnings	$710	1,647	4,193	913	3,782

Earnings per share of common stock (dollars)	$1.20	2.90	7.73	2.05	8.33
Adjusted earnings per share of common stock (dollars)	$1.31	3.02	7.67	1.63	6.62

Midstream
Earnings (loss)	$(77)	101	13	96	507
Adjustments:
Asset dispositions	—	(18)	(18)	—	—
Impairments by equity affiliates	104	2	232	—	—
Pension settlement expenses	—	6	6	—	—
Lower-of-cost-or-market inventory adjustments	—	—	—	1	1
Certain tax impacts	15	—	15	—	—
Adjusted earnings	$42	91	248	97	508

Chemicals
Earnings	$212	252	962	267	1,137
Adjustments:
Impairments by equity affiliates	4	20	24	—	69
Lower-of-cost-or-market inventory adjustments	—	—	—	3	3
Certain tax impacts	(34)	—	(34)	—	—
Adjusted earnings	$182	272	952	270	1,209

Refining
Earnings	$410	1,003	2,555	517	1,771
Adjustments:
Asset dispositions	—	—	(5)	(369)	(369)
Impairments	—	—	—	131	131
Pending claims and settlements	—	19	(19)	17	17
Lower-of-cost-or-market inventory adjustments	33	—	33	26	26
Pension settlement expenses	2	30	32	—	—
Certain tax impacts	(69)	—	(69)	—	—
Adjusted earnings	$376	1,052	2,527	322	1,576

Phillips 66 Reports Fourth-Quarter Earnings of $650 Million (Adjusted Earnings of $710 Million)

	Millions of Dollars
	Except as Indicated
	2015			2014
	Q4	Q3	Year	Q4	Year
Reconciliation of Earnings to Adjusted Earnings (continued)

Marketing and Specialties
Earnings	$231	338	1,187	367	1,034
Adjustments:
Asset dispositions	—	—	(242)	(16)	(125)
Pending claims and settlements	—	—	—	(27)	(27)
Pension settlement expenses	1	6	7	—	—
Certain tax impacts	(5)	—	(5)	—	—
Adjusted earnings	$227	344	947	324	882

Corporate and Other
Earnings (loss)	$(126)	(116)	(490)	(100)	(393)
Adjustments:
Pending claims and settlements	—	—	(4)	—	—
Pension settlement expenses	—	4	4	—	—
Certain tax impacts	9	—	9	—	—
Adjusted earnings (loss)	$(117)	(112)	(481)	(100)	(393)

Millions of Dollars
Q4
2015
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$1,825
Changes in working capital	(328)
Net Cash Provided by Operating Activities	$1,497

	Millions of Dollars
	2015
	Growth	Sustaining	Total
Capital expenditures and investments
Midstream[1]	$2,801	1,656	4,457
Chemicals	—	—	—
Refining	201	868	1,069
Marketing & Specialties	66	56	122
Corporate and Other	10	106	116
Total	$3,078	2,686	5,764
[1] Midstream sustaining expenditure includes DCP equity contribution of $1.5 billion